EXHIBIT 99.2

UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA

ETHAN YOUNG and GREG YOUNG, Derivatively on Behalf of Nominal Defendant, DPW HOLDINGS, INC.,

Plaintiffs,

vs.

MILTON C. AULT III, AMOS KOHN, WILLIAM B. HORNE, and KRISTINE AULT,

Defendants,

and

DPW HOLDINGS, INC.,

Nominal Defendant.

Case No. 2:18-cv-06587-SJO-PLA

SUMMARY NOTICE OF PROPOSED SETTLEMENT

TO:	ALL CURRENT RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF DPW HOLDINGS, INC. (“DPW”) AS OF FEBRUARY 24, 2020

PLEASE READ THIS SUMMARY NOTICE CAREFULLY AND IN ITS ENTIRETY AS YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

YOU ARE HEREBY NOTIFIED that the above-captioned consolidated shareholder derivative action (the “Action”), is being settled on the terms set forth in the Stipulation and Agreement of Settlement dated February 24, 2020 (the “Stipulation”). This Summary Notice is provided by order of the United States District Court for the Central District of California (the “Court”).

The Action alleges claims against each of the Individual Defendants1 for breach of fiduciary duty and unjust enrichment. Pursuant to the terms of the Settlement set forth in the Stipulation, DPW agrees to adopt and/or maintain certain corporate governance measures and procedures, as outlined in Exhibit A to the Stipulation, within thirty (30) days of issuance of the Judgment. The Reforms shall be maintained for at least five (5) years following the issuance of the Judgment, subject to certain terms and conditions set forth in the Stipulation. The Defendants also agreed to cause an award of attorneys’ fees and expenses to be paid by Defendants’ insurance carrier to Plaintiffs’ Counsel in the total amount of $600,000 (the “Fee and Expense Award”), subject to approval of the Court. Defendants have denied and continue to deny each and all of the claims and allegations of wrongdoing asserted in the Action. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation.2

On _________, 2020, at _____ _.m., a hearing (the “Settlement Hearing”) will be held before the Honorable S. James Otero in Courtroom 10C of the United States District Court for the Central District of California, 350 W. 1st Street, Los Angeles, California 90012, pursuant to Federal Rule of Civil Procedure 23.1, to, among other things: (i) determine whether the proposed Settlement is fair, reasonable, adequate, and in the best interests of the Company and its shareholders; (ii) consider any objections to the Settlement submitted in accordance with the Notice; (iii) determine whether a Judgment substantially in the form attached as Exhibit E to the Stipulation should be entered dismissing all claims in the Action with prejudice and releasing the Released Claims against the Released Persons; (iv) consider the Fee and Expense Award; (v) consider the payment to the two Plaintiffs in the Action of Service Awards in an amount not to exceed $2,500.00 each, which will be funded from the Fee and Expense Award; and (vi) consider any other matters that may properly be brought before the Federal Court in connection with the Settlement.

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1 Unless otherwise defined, all capitalized terms used herein shall have the meanings set forth in the Stipulation.

2 A copy of the Stipulation has been filed with the Court and may also be viewed on the Investor Relations portion of DPW’s website.

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This Summary Notice provides a condensed overview of certain provisions of the Stipulation and the full Notice of Proposed Settlement (the “Notice”). It is not a complete statement of the events of the Action, or the terms set forth in the Stipulation. For additional information about the claims asserted in the Action and the terms of the proposed Settlement, you may inspect the Stipulation and other papers filed in the Action at the U.S. District Court Clerk’s office at any time during regular business hours. In addition, copies of the Stipulation and the Notice are available on the Investor Relations section of the Company’s website. Inquiries regarding the proposed Settlement also may be made to counsel for the Plaintiffs: Alex B. Heller, Esq., Faruqi & Faruqi, LLP, 1617 John F. Kennedy Boulevard, Suite 1550, Philadelphia, PA 19103, Telephone: (215) 277-5770, Email: aheller@faruqilaw.com.

You may enter an appearance before the Court, at your own expense, individually or through counsel of your choice. If you want to object at the Settlement Hearing, you must be a Current DPW Stockholder and you must first comply with the procedures for objecting, which are set forth in the Stipulation and its accompanying exhibits, including the Notice. Any objection to any aspect of the Settlement must be filed with the Clerk of the Court no later than ___[21 days before the Final Hearing], in accordance with the procedures set forth in the Stipulation and the Notice. Any Current DPW Stockholder who fails to object in accordance with such procedures will be bound by the Judgment of the Court granting final approval to the Settlement and the releases of claims therein, and shall be deemed to have waived the right to object (including the right to appeal) and forever shall be barred, in this proceeding or in any other proceeding, from raising such objection.

PLEASE DO NOT CONTACT THE COURT OR THE CLERK’S OFFICE REGARDING THIS SUMMARY NOTICE.

The foregoing is only a summary of the Litigation and the proposed settlement. For complete information, you may review the Court’s publicly available filings, which may be obtained from the Records Department of the Clerk’s Office for the United States District Court, Central District of California. More information is available at http://www.cacd.uscourts.gov/records.

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